EXHIBIT 21.01
GENELABS TECHNOLOGIES, INC.
LIST OF REGISTRANT’S SIGNIFICANT SUBSIDIARIES

		Percent Owned
	State or	by Genelabs
	Country of	Technologies,
Name	Organization	Inc.
Accelerated Clinical Research Organization, Inc.	Delaware	100%
Genelabs Diagnostic, Inc.	Delaware	100%
Genelabs Europe B.V.	Netherlands	100%